                                                                   EXHIBIT 99.1

       Harrah's Entertainment Announces Closing of Showboat Transaction


       MEMPHIS, June 1, 1998---Harrah's Entertainment, Inc. (NYSE: HET) today announced the closing of its acquisition of Showboat (NYSE: SBO). As a result of this transaction, Harrah's becomes the world's largest pure gaming company, with 19 properties.

       Under the transaction, originally announced on December 19, 1997, Harrah's acquired Showboat for $30.75 per share in an all-cash transaction, and assumed approximately $635 million in Showboat debt.

       Philip G. Satre, chairman and chief executive officer of Harrah's stated: "We are pleased to close the Showboat transaction and begin aggressively to integrate Showboat casinos, operations, customers and employees into the Harrah's systems. Our strategy -- as defined by this very positive transaction -- is to use distribution, customer service, marketing and technology to become the casino company of choice for our target players. Showboat is a perfect fit, offering us additional distribution and an expanded customer base in key growth and feeder markets. Like Harrah's, the Showboat brand is recognized by its core customers as standing for a quality gaming experience.

       "Since we announced our acquisition of Showboat, the consolidation of the industry has picked up pace. We believe Harrah's is well positioned to participate in this consolidation. We continue to evaluate additional opportunities that make sense from a strategic and financial perspective."

       The company reiterated its expectations of generating significant cost savings through operating efficiencies and the elimination of corporate redundancies. In addition, Harrah's has already commenced a tender offer for a portion of Showboat's outstanding debt, demonstrating the value of lower capital costs available to Harrah's due to the company's size and financial strength. Further financial enhancements and efficiencies will be gained as Showboat's operations are folded into Harrah's centralized services, particularly in back of house operations areas.

       From a customer standpoint, Harrah's will begin immediately to capitalize on its industry leading customer rewards and recognition programs, systems and technologies to better serve Showboat customers as they travel across gaming markets. The revenue generating synergies created from Harrah's ability to capture a greater percentage of cross-market and cross-brand customers' gaming budgets will have a positive benefit to both Harrah's Entertainment and its Harrah's and Showboat customers.

       The acquisition comes at a time in which both companies are experiencing positive momentum. In its 1998 first quarter, Harrah's reported a 14.3 percent increase in EBITDA, and strong increases in cross-market tracked play, particularly in its Las Vegas property. Showboat's first quarter included a 68.3 percent increase in EBITDA over the prior year, driven by results from East Chicago, management fee income from Star City and improvement in Atlantic City.

       Harrah's Entertainment is the most recognized and respected brand name in the casino entertainment industry. Founded more than 60 years ago, Harrah's is focused on building loyalty and brand value with its targeted customers through a unique combination of excellent products and services, unsurpassed distribution, operational excellence and technology leadership.

       Statements in this release concerning future events, future performance and business prospects are forward-looking and are subject to certain risks and uncertainties. These include, but are not limited to, economic, bank and stock market conditions, changes in laws or regulations, third party relations and approvals, decisions of courts, regulators and governmental bodies, factors affecting leverage, including interest rates, and effects of competition. These risks and uncertainties could significantly affect anticipated results or events in the future and actual results may differ materially from any forward-looking statements. For additional information, refer to the section entitled "Private Securities Litigation Reform Act" in the Company's Form 10-Q filed with the Securities and Exchange Commission for the period ended March 31, 1998.

CONTACT: Ralph Berry, Harrah's Entertainment, Inc., 901-762-8629 or Elliot Sloane, Edelman Public Relations, 212-704-8126